UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2019

____________________

SELECT INTERIOR CONCEPTS, INC.

(Exact name of Registrant as Specified in Its Charter)

____________________

Delaware	001-38632	47-4640296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 701-4737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2019, Select Interior Concepts, Inc. (the “Company”) announced that the Board of Directors (the “Board”) elected Mr. Bryant Riley as a member of the Board effective November 22, 2019.  The Board has not elected Mr. Riley to any Board committees. The Board has determined that Mr. Riley is “independent” under the Corporate Governance Requirements of the NASDAQ Stock Exchange.

Mr. Riley’s appointment was made pursuant to a Board Designee Agreement dated November 21, 2019 (the “Designee Agreement”) by and between the Company and B. Riley Financial, Inc. (“Investor”).  Under the Designee Agreement, the Company agreed (i) to appoint Mr. Riley to the Company’s Board of Directors (the “Board”) promptly after the date thereof and (ii) at each meeting of stockholders for election of directors, to (A) cause Mr. Riley to be recommended by the Nominating Committee for consideration by the Board and to be nominated by the Board for election as a director; (B) recommend to its stockholders Mr. Riley’s election, and use its reasonable best efforts to cause Mr. Riley’s election to the Board, including soliciting proxies for Mr. Riley’s election to the same extent as it does, consistent with past practice, for any other Board nominee for election as a director; and (C) request each then-current member of such Board to vote as a stockholder for approval of Mr. Riley.

Investor’s rights under the Designee Agreement terminate, and Mr. Riley will be deemed to have resigned as a director, upon the earliest to occur of the first date upon which (i) the Investor and its affiliates fail to beneficially own, collectively, at least 2,506,987 shares of the Company’s common stock (to be adjusted for any forward or reverse stock splits), (ii) Mr. Riley is not elected at any meeting of the Company’s stockholders, or (iii) Mr. Riley’s death, resignation or removal from the Board for cause.

For the duration of Mr. Riley’s term on the Board, neither the Investor (and its affiliates) nor Mr. Riley will propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or Board of the Company or any of its subsidiaries.  Further, Investor and its controlled affiliates will vote in favor of the slate of nominees proposed by the management or the Board of the Company or any of its subsidiaries.

The foregoing summary of the Designee Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Designee Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.  A copy of the press release dated November 22, 2019, announcing the election of Mr. Riley is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statement and Exhibits

Exhibit	Description

10.1	Board Designee Agreement dated November 21, 2019 by and between Select Interior Concepts, Inc. and B. Riley Financial, Inc.
99.1	News release announcing the election of Bryant Riley to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 22, 2019	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer